Exhibit 4.1

KAMAN CORPORATION

OVATION PARENT, INC.

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

April 19, 2024

3.25% Convertible Senior Notes due 2024

SECOND SUPPLEMENTAL INDENTURE, dated as of April 19, 2024 (this “Second Supplemental Indenture”), among Kaman Corporation, a Connecticut corporation (the “Company”), Ovation Parent, Inc., a Delaware corporation (“Parent”), and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), a national banking association, as trustee (the “Trustee”), to the Indenture dated as of May 12, 2017, as supplemented by that certain First Supplemental Indenture dated as of July 15, 2019 (the “Indenture”), each between the Company and the Trustee. Each term used herein which is defined in the Indenture has the meaning assigned to such term in the Indenture unless otherwise specifically defined herein, in which case the definition set forth herein shall govern.

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered the Indenture to provide for the issuance by the Company of a series of securities known as its 3.25% Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of January 18, 2024 (the “Merger Agreement”), by and among the Company, Parent, and Ovation Merger Sub Inc., a Connecticut corporation and a wholly-owned subsidiary of Parent (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Combination”);

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Combination, each share of the Common Stock, par value $1 per share, of the Company (the “Kaman Common Stock”) issued and outstanding immediately prior to the effective time of the Combination (other than the shares of Kaman Common Stock held by the Company, Parent, or any direct or indirect wholly owned subsidiary of the Company or Parent (other than Merger Sub)) will be converted into the right to receive $46.00 in cash, without interest, and as of the effective time of the Combination, all such shares of Kaman Common Stock will no longer be outstanding;

WHEREAS, Section 14.07(a) of the Indenture provides that upon the occurrence of any Merger Event, then, at and after the effective time of such Merger Event, the right to exchange each $1,000 principal amount of Notes will be changed into a right to exchange such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Kaman Common Stock equal to the Conversion Rate immediately prior to such transaction would have owned or been entitled to receive upon such Merger Event;

WHEREAS, in connection with the execution and delivery of this Second Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Sections 10.05 and 14.07(b) of the Indenture, as applicable; and

WHEREAS, the Company and Parent have requested that the Trustee execute and deliver this Second Supplemental Indenture and have satisfied all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms.

 NOW, THEREFORE, for and in consideration of the premises contained herein and intending to be legally bound, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I
EFFECT OF MERGER EVENT ON CONVERSION RIGHT

Section 1.1         Conversion Right. The Company hereby acknowledges and agree that, in accordance with Section 14.07(a) of the Indenture, the Combination constitutes a Merger Event, and at and after the effective time of the Combination, the Holder of each Note that was outstanding as of the effective time of the Combination shall have the right to convert, subject to the provisions of Article 14 of the Indenture, each $1,000 principal amount of such Note for the amount of cash that a Holder of a number of shares of Kaman Common Stock equal to the Conversion Rate immediately prior to the effective time of the Combination would have been entitled to receive upon the Combination. For purposes of this Second Supplemental Indenture, “Reference Property” and “unit of Reference Property,” as defined in the Indenture, means cash and $46.00 in cash, without interest, respectively, and the Conversion Rate immediately following the Combination will be 15.3227 shares of Kaman Common Stock.

ARTICLE II
PARENT REPRESENTATION

Section 2.1         Parent Representation. Parent represents and warrants that on the date hereof Parent paid or caused to be paid $202,741,875.00 in cash to the Trustee to be applied toward the satisfaction of the Company’s obligations under the Notes.

ARTICLE III
MISCELLANEOUS

Section 3.1         Conflict with Indenture.

To the extent not expressly amended or modified by this Second Supplemental Indenture, the Indenture shall remain in full force and effect. If any provision of this Second Supplemental Indenture is inconsistent with any provision of the Indenture, the provision of this Second Supplemental Indenture shall control.

Section 3.2         Effectiveness.

The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.

Section 3.3         Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECOND SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

Section 3.4         Successors.

All agreements of the Company, the Parent and the Trustee in the Indenture and as amended by this Second Supplemental Indenture, as applicable, shall bind their respective successors.

Section 3.5         Counterparts.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign or Adobe (or such other digital signature provider as specified in writing to the Trustee by the authorized representative)), in English. Each of the Parent and the Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 3.6         The Trustee.

The Trustee shall not be responsible in any manner for or in respect of the validity or sufficiency of this Second Supplemental Indenture or the due execution thereof by the Company and Parent. The recitals of fact contained herein shall be taken as the statements solely of the Company and Parent, and the Trustee assumes no responsibility for the correctness thereof. In acting hereunder, the Trustee acknowledges and agrees that all of the rights, privileges, protections, indemnities, immunities and benefits afforded to the Trustee under the Indenture, including, without limitation, its right to be indemnified, are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

IN WITNESS WHEREOF, the parties to this Second Supplemental Indenture have caused it to be duly executed as of the day and year first written.

KAMAN CORPORATION

By:	/s/ Ian K. Walsh
Name:	Ian K. Walsh
Title:	Chairman, President, and Chief Executive Officer

OVATION PARENT, INC.

By:	/s/ Shyam Ravindran
Name:	Shyam Ravindran
Title:	President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Philip G. Kane
Name:	Philip G. Kane, Jr
Title:	Vice President

[Signature Page to Second Supplemental Indenture]